Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement, dated as of August 8, 2022 (the “Agreement”), is by and between Enalare Therapeutics Inc., a Delaware corporation with its principal offices at 161 Hodge Road, Princeton, NJ 08540 (the “Company”), and Eagle Pharmaceuticals, Inc., a Delaware corporation with its principal offices at 50 Tice Boulevard, Suite 315, Woodcliff Lake, NJ 07677 (the “Purchaser”). Each the Company and Purchaser are a “Party” and collectively referred to herein as the “Parties.”

WHEREAS, the Company desires to issue and sell to the Purchaser a number of shares (each a “Share” and collectively, as applicable, the “Shares”) of the common stock, par value $0.0001 per share (the “Common Stock”) of the Company and the Purchaser desires to purchase and acquire the Shares, all on the terms and subject to the conditions as set forth in this Agreement;

WHEREAS, the Purchaser desires to provide further payments and to purchase additional Shares, and the Company desires to issue and sell such Shares, upon the occurrence of certain milestone events as described herein;

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act;

WHEREAS, simultaneously with the entry into this Agreement, the Company, the Purchaser and all of the Securityholders have entered into a Security Purchase Option Agreement attached hereto as Exhibit A (the “Security Purchase Option Agreement”), pursuant to which the Securityholders are granting the Purchaser the option to purchase all of the Company capital stock held by such Securityholders on the terms set forth therein, following the execution of such option the Purchaser would hold 100% of the outstanding capital stock of the Company;

WHEREAS, it is a condition to the consummation of the transactions contemplated by this Agreement for the parties to amend and restate the Stockholders’ Agreement in the form attached hereto as Exhibit B (the “A&R Stockholders Agreement”), pursuant to which the Company will agree to provide certain rights to the Purchaser in respect of the Purchaser’s ownership of the Shares following the entry into this Agreement.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the Parties hereto agree as follows:

1.            Definitions. In addition to those capitalized terms otherwise defined in this Agreement, as used in this Agreement, the following capitalized terms shall have the following respective meanings:

(a)            “Affiliate” of a Party, means any corporation or other business entity controlled by, controlling or under common control with such Party. For this purpose, “control” shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting or income interest in such corporation or other business entity.

(b)         “Associate” means (i) a corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and (iii) any relative or spouse of such person.

(c)            “A&R Stockholders’ Agreement” has the meaning set forth in the Recitals.

(d)            “Business Day” means any calendar day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required to be closed.

(e)            “Combination Product” means: [***].

(f)            “Company Owned IP” means all intellectual property rights owned or purported to be owned by the Company (whether exclusively or jointly with any other Person).

(g)            “Company Registered IP” shall mean each item of Company Owned IP that is Registered IP.

(h)            “Corporate Transaction” shall mean any of (i) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company; (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company related to the Products in the United States; (iii) a sale or other disposition (including through the issuance by the Company of shares of its capital stock) of at least a majority of the voting power of the Company; (iv) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (v) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise. It is agreed and understood that the transactions contemplated by the Security Purchase Option Agreement are not a Corporate Transaction for purposes of this Agreement.

(i)            “Development” or “Develop” means all activities that relate to the development of Products, including, but not limited to, all interactions with Regulatory Authorities, management of the clinical development program, and oversight of the manufacturing of clinical supplies and registration batches.

(j)         “Exchange Act” means the Securities Exchange Act of 1934, as amended

(k)         “FDA” means the U.S. Food and Drug Administration or successor entity thereto.

(l)            “First Milestone Date” means the later of (i) the date of the achievement of the First Milestone Event or (ii) the three-month anniversary of the Second Closing Date.

(m)          “First Milestone Event” means the dosing of the first patient at the first trial site for a Phase 2 Clinical Trial for the Initial Indication.

(n)          “First Milestone Per Share Price” means a price per share of Common Stock equal to the quotient of:

(i)            $[***] plus [***]; provided that, (1) [***], and (2) [***]; and

(ii)            the number of fully diluted capital stock of the Company as of the date of the First Milestone Date (including shares of Common Stock issued as a result of the conversion of all securities convertible into Common Stock, and the exercise of all outstanding options and warrants, and all shares of Common Stock reserved and available for future grant under the Stock Plan).

(o)            “Generic Product” means, with respect to a particular pharmaceutically active ingredient (including the Product) (“Original Product”) and a particular country, any pharmaceutical product that: (a) contains the same active pharmaceutical ingredient(s) as such Original Product, (b) is approved by the regulatory authority in such country as a substitutable generic for such Original Product or otherwise is approved as a therapeutic equivalent to such Product in a manner that relied on or incorporated data submitted by a Person (the “Filing Entity”), in connection with the regulatory filings for such Product, including through an ANDA or an application under §505(b)(2) of the U.S. Federal Food, Drug and Cosmetic Act, or any enabling legislation thereof, or any similar procedure outside the United States, in each case now or in the future, and (c) is sold in such country by a Person other than by or on behalf of such Filing Entity.

(p)            “Governmental Body” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority or arbitral body.

(q)            “Knowledge of the Company,” or any derivation thereof, means the actual knowledge of [***].

(r)            “Initial Closing Date” means the date of the Initial Closing.

(s)            “Initial Indication” means the indication or indications for use in the post-operative respiratory depression setting.

(t)            “Initial Per Share Price” means $1,003.91.

(u)            “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, rule, regulation, executive order, injunction, judgment, order, award, decree, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

(v)            “Milestone Closing Date” means the date of the applicable Milestone Closing.

(w)            “Milestone Date” means the First Milestone Date or the Second Milestone Date, as applicable.

(x)            “Milestone Event” means the First Milestone Event or the Second Milestone Event, as applicable.

(y)            “Milestone Investment Amount” means $15,000,000.00.

(z)            “Milestone Representations” has the meaning set forth in Section 8.1(a)(ii).

(aa)         “Milestone Share Purchase” means the First Milestone Share Purchase or the Second Milestone Share Purchase, as applicable.

(bb)         “Patent(s)” means all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, foreign equivalents and the like of any of the foregoing.

(cc)         “Person” shall be construed as broadly as possible and shall include an individual person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Body.

(dd)        “Phase 2 Clinical Trial” means a human clinical trial of any Product, the principal purpose of which is to evaluate the effectiveness and/or safety of such Product in the target patient population, as described in 21 C.F.R. § 312.21(b), as amended from time to time, or the corresponding foreign regulations, and which trial is intended to be the final clinical trial before the initiation of a pivotal clinical trial and to establish the dosing for such pivotal clinical trial.

(ee)        “Product” means [***].

(ff)         “Registered IP” means all intellectual property rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, internet domain name registrations and registered trademarks and all applications for any of the foregoing.

(gg)       “Regulatory Authorities” means the FDA and comparable regulatory agencies outside of the United States.

(hh)       “Second Closing Date” means the date of the Second Closing.

(ii)            “Second Milestone Date” means the later of (i) the date of the achievement of the Second Milestone Event in accordance with Section 4.1(b) or (ii) the six-month anniversary of the First Milestone Share Purchase.

(jj)           “Second Milestone Event” means the fifty percent (50%) enrollment of the first Phase 2 Clinical Trial in accordance with the Phase 2 Clinical Trial protocol for the Initial Indication.

(kk)         “Second Milestone Per Share Price” means a price per share of Common Stock equal to the quotient of:

(i)            $[***] plus [***]; provided that, (1) [***], and (2) [***]; and

(ii)            the number of fully diluted capital stock of the Company as of the date of the Second Milestone Date (including shares of Common Stock issued as a result of the conversion of all securities convertible into Common Stock, and the exercise of all outstanding options and warrants, and all shares of Common Stock reserved and available for future grant under the Stock Plan).

(ll)     “Securityholders” has the meaning assigned to it in the Security Purchase Option Agreement.

(mm)     “Stockholders’ Agreement” means the Stockholders’ Agreement of the Company, dated as of November 13, 2020, by and among the Company, the Stockholders (as defined therein), and the Interest Holders (as defined therein).

(nn)     “Tax” means (i) any and all U.S. federal, state, local and non U.S. taxes, rates, levies, assessments and other charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, gross or net income, profits, property, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, escheat, abandoned or unclaimed property, employment or unemployment, excise and property taxes as well as public imposts, fees, capital or capital stock tax, customs and import duties, stamp tax, franchise tax, goods and services tax and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, fines and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being (or having been) a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for Taxes of a predecessor or transferor or otherwise by operation of Law.

(oo)         “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for refund or other document or information, in each case, filed with or submitted to, or required by Law to be filed with or submitted to, any governmental entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any schedule thereto, amendment thereof or attachment thereto.

(pp)    “Third Party” means any Person other than other than a Party or an Affiliate of a Party.

(qq)     “Transaction Documents” means this Agreement, the A&R Stockholders' Agreement and the Security Purchase Option Agreement.

2.            Sale and Issuance of Shares at the Initial Closing and Second Closing.

2.1            Restated Certificate. The Company shall have adopted and filed with the Secretary of State of the State of Delaware on or before the Initial Closing (as defined below) the Amended and Restated Certificate of Incorporation in the form of Exhibit C attached to this Agreement (the “Restated Certificate”).

2.2            Initial Purchase and Sale of Shares. Subject to and upon the terms and conditions set forth in this Agreement, the Company shall sell and issue to the Purchaser in two closings, and Purchaser shall purchase from the Company, at the Initial Closing, 12,451 Shares at the Initial Per Share Price for an aggregate purchase price of $12,500,000 million (the “Initial Purchase”), and at the Second Closing, 12,451 Shares at the Initial Per Share Price for an aggregate purchase price of $12,500,000 million (the “Second Purchase”). Purchaser acknowledges and agrees that any fractional Share has been rounded down to the nearest whole Share.

2.3            Initial Closing and Second Closing.

(a)            Subject to the satisfaction or waiver of the conditions set forth in Section 8 of this Agreement, the Initial Purchase shall take place on the date hereof (the “Initial Closing”) and the Second Purchase shall take place on or before the sixth month anniversary of the Initial Closing on a date selected by the Purchaser in its sole discretion (the “Second Closing”).

(b)            Within [***] Business Days of the Initial Closing, the Company shall deliver to the Purchaser a stock certificate representing the Shares being purchased and acquired by the Purchaser in the Initial Purchase. Within [***] Business Days following the Second Closing, the Company shall deliver to the Purchaser a stock certificate representing the Shares being purchased and acquired by the Purchaser in the Second Purchase.

(c)            At the Initial Closing, the Purchaser shall make payment of the aggregate price of the Initial Purchase in immediately available funds by wire transfer to an account of the Company designated in writing by the Company. At the Second Closing, the Purchaser shall make payment of the aggregate price of the Second Purchase in immediately available funds by wire transfer to an account of the Company designated in writing by the Company.

2.4            Withholding Taxes. The Purchaser and any of its agents or Affiliates shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or non-U.S. Tax Law or under any applicable Law, and be provided any necessary Tax forms, including a valid IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, and any similar information, including any information for U.S. state or local or non-U.S. purposes. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that any payment to any Person is not reduced by such deductions or withholdings, such Person shall indemnify Purchaser and its Affiliates for any amounts imposed by any Governmental Body with respect to any such Taxes, together with any costs and expenses relating thereto (including reasonable attorneys’ fees and costs of investigation).

3.            Joint Development Committee.

3.1            Formation and Role. Promptly, and in any event within [***] days after the date hereof, the Parties shall establish a joint development committee (the “JDC”) to oversee the Company’s Development activities in connection with the Products.

3.2            Members. Company shall initially appoint up to three (3) representatives to the JDC, and Purchaser shall initially appoint up to two (2) representatives to the JDC. Each of these representatives will be an officer, employee, consultant, or advisor of the applicable Party having sufficient knowledge regarding the Development of the Products. The JDC may change its size from time to time by the unanimous consent of its members, and each Party may replace its representatives at any time upon written notice to the other Party. The JDC shall elect a chairperson among its members by a majority vote of the total number of representatives.

3.3            Meetings. For the first two years following the date hereof, the JDC shall meet once per calendar quarter. Following the second anniversary of the date hereof, the JDC shall meet semi-annually thereafter. Meetings of the JDC may be held in person, by audio or video teleconference, as determined by the Parties. Each Party shall be responsible for all of its own expenses of participating in the JDC. The JDC shall continue to exist until the earlier of (i) the exercise of the Purchase Option (as defined in the Security Purchase Option Agreement) by the Purchaser or (ii) the expiration of the Option Term (as defined in the Security Purchase Option Agreement). The chairperson shall be responsible for calling meeting on thirty (30) days’ prior written notice (which may be delivered by electronic mail). Each Party shall make proposals for agenda items and shall provide all appropriate information with respect to such proposed item at least ten (10) Business Days in advance of the meeting. The chairperson shall prepare and circulate for review and approval of the Parties minutes of each meeting within thirty (30) days from the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JDC.

3.4            Quorum. A quorum of the JDC shall exist whenever there is present at a meeting at least (a) two (2) of the representatives appointed by the Company, and (b) one (1) of the representatives appointed by the Purchaser. If the quorum is met, the JDC shall take action by majority vote of the representatives present at a meeting, or by a written resolution signed by at least (i) two (2) of the representatives appointed by the Company, and (ii) one (1) of the representatives appointed by the Purchaser.

3.5            Duties. The JDC shall:

(a)            review the protocol for Phase 2 Clinical Trial;

(b)            recommend the Initial Indication for Phase 2 Clinical Trial;

(c)            review the strategy of Development for the Products, including reviewing the development plan;

(d)            review the activities and the protocol for the Phase 2 Clinical Trial of the Products proposed to be conducted by or on behalf of Company; and

(e)            undertake such other matters as are specifically assigned to the JDC in this Agreement.

3.6            Limitation of JDC Authority; Information Sharing. The JDC shall be a non-voting body and is intended as an operational and informational sharing committee that discusses Company’s Development activities and strategies to reach the Milestone Events. The JDC may suggest actions to both Parties to reach the aforementioned aims under this Agreement, and, where necessary, suggest amendments to this Agreement or any of its Exhibits. However, the JDC shall not have the power to make decisions under this Agreement and, for clarity, the JDC shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any such issue in a manner that would conflict with the express terms and conditions of this Agreement. In addition, a Party shall not be in breach of this Agreement for failing to follow any suggestions or proposed actions of the JDC nor shall any director or officer of the Company be deemed to have breached his or her fiduciary duties to the Company solely as a result of not following any suggestions or proposed actions of the JDC.

4.            Milestone Events Transactions.

4.1            Milestone Share Purchase. Subject to the conditions set forth in Section 8:

(a)            Upon the Company’s first achievement of the First Milestone Event, the Company shall sell and issue to the Purchaser, and Purchaser shall purchase from the Company, a number of Shares (with any fractional shares being rounded down to the nearest whole Share) equal to the Milestone Investment Amount divided by the First Milestone Per Share Price (the “First Milestone Share Purchase”); and

(b)            Upon the Company’s first achievement of the Second Milestone Event, the Company shall sell and issue to the Purchaser, and Purchaser shall purchase from the Company, a number of Shares (with any fractional shares being rounded down to the nearest whole Share) equal to the Milestone Investment Amount divided by the Second Milestone Per Share Price (the “Second Milestone Share Purchase”). In the event the Second Milestone Event is achieved prior to the First Milestone Event, Purchaser shall not be required to complete the Second Milestone Share Purchase until the First Milestone Event is achieved.

4.2            No Repeat Milestones. For the avoidance of doubt, the first Milestone Event achieved by the Company shall be the only triggering event for the obligations and transactions described in this Section 4. Purchaser shall only be obligated to make a maximum of one Milestone Share Purchase for the achievement of each Milestone Event.

4.3            Milestone Closing.

(a)            Subject to the satisfaction or waiver of the conditions set forth in Sections 8.1 and 8.2 of this Agreement, each Milestone Share Purchase shall take place on the date that is [***] Business Days after the applicable Milestone Date (each such closing, the “Milestone Closing” and together, the “Milestone Closings”).

(b)         Within [***] Business Days of each Milestone Closing, the Company shall deliver to Purchaser a stock certificate representing the Shares being purchased and acquired by Purchaser in the applicable Milestone Share Purchase.

(c)            At each Milestone Closing, Purchaser shall make payment of the aggregate amount of the Milestone Investment Amount in immediately available funds by wire transfer to an account of the Company designated in writing by the Company.

(d)            Notwithstanding anything contained in Section 4 (including this Section 4.3) to the contrary, the Company shall not enter into a Corporate Transaction (i) while either Milestone Event remains unachieved, (ii) until the Milestone Share Purchase obligation is terminated under Section 4.3(e) below, (iii) until this Agreement is terminated by the Purchaser pursuant to Section 11.20, or (iv) until this Agreement is terminated by a written agreement executed by the Purchaser and the Company.

(e)            Notwithstanding anything contained in Section 2 or Section 4 (including this Section 4.3) to the contrary, (i) in the event that both Milestone Events have not occurred prior to June 30, 2027, the Purchaser (and the Company if requested by the Purchaser) shall have no obligation to effect such Milestone Share Purchase and such obligations shall terminate and be of no further force and effect and (ii) the deadline for the Second Closing and any Milestone Closing may be extended to the extent necessary for the Purchaser to receive any necessary approvals from regulatory authorities under applicable anti-trust laws or to allow for the lapse of any waiting period under applicable anti-trust laws; provided, that Purchaser shall use best efforts to obtain such anti-trust clearances.

5.            [Reserved.]

6.            Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit D to this Agreement, the following representations are true and complete as of the date of the Initial Closing (and as of the Second Closing Date and each Milestone Closing in all material respects), except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 6, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 6 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

6.1            Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where the failure to be in so good standing or to qualify would not have, individually or in the aggregate, a Material Adverse Effect (as defined below) upon the Company. The Company has all requisite corporate power and authority to carry on its business as now being conducted. The Company has no subsidiaries of any kind and does not hold capital stock, membership interest, equity or similar ownership interest in any other Person.

6.2            Capitalization.

(a)            The authorized capital of the Company consists, immediately prior to the Initial Closing, of 300,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), 90,000 shares of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Common Stock in its treasury. The Company has not authorized any other series or classes of capital stock, including preferred stock.

(b)            The Company has reserved 10,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2020 Equity Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 2,480 shares have been granted and are currently outstanding, and 7,520 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Purchaser complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(c)            Schedule I sets forth the capitalization of the Company immediately following the Initial Closing including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) outstanding stock options, including vesting schedule and exercise price; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; (iv) the currently outstanding convertible promissory notes issued by the Company (the “Notes”), including the outstanding principal and interest under each Note and the amount of Common Stock that each Note will be convertible into, and (v) warrants or stock purchase rights, if any. Except for (A) the Common Stock to be issued following the conversion of the Notes, and (B) the securities and rights described in Section 6.2(b) of this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock.

(d)            As of the date of the Initial Closing, all of the Company’s stock purchase agreements (that are for the purchase of restricted shares), employment agreements or employment offer letters, and stock option documents contain a provision for the acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including, without limitation, a Change in Control (as defined in the Company’s Stock Plan), a change in control as described in the employment agreements or employment offer letters, or in the case where the Company’s Stock Plan is not assumed in an acquisition. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(e)            The Company believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(f)            The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

6.3            Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

6.4            Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Documents, and to issue the Shares at the Initial Closing and Second Closing has been taken or will be taken prior to the Initial Closing or the Second Closing, as applicable. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company under the Transaction Documents to be performed as of the Initial Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Initial Closing. The Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

6.5            Valid Issuance of the Shares. The Shares have been duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable and free and clear of all liens imposed or permitted by the Company, other than restrictions on transfer provided for in the Restated Certificate, the Company’s bylaws, this Agreement, the Stockholders’ Agreement, or imposed by applicable securities laws. Assuming the accuracy of the representations and warranties of the Purchaser in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws. Neither the Company nor, to the knowledge of the Company, any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising. Neither the Company nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the Securities Act.

6.6            Use of Proceeds. The net proceeds of the sale of the Shares hereunder shall be used by the Company to continue the development of its clinical and preclinical assets and for general corporate purposes, capital expenditures, working capital and general and administrative expenses.

6.7            Compliance with Laws. The Company is, and since September 24, 2019 has been, in compliance in all material respects with all applicable Laws. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of the Company, threatened in writing against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted.

6.8            No Conflict. The execution and delivery of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation (other than the conversion of the Notes and, in the event the Purchaser exercises its Purchase Option under the Security Purchase Option Agreement, the acceleration of vesting with respect to options issued under the Company’s Stock Plan and the lapsing of repurchase rights under stock purchase agreements for the purchase of restricted Shares) or to a loss of a material benefit under (i) any provision of the Restated Certificate of Incorporation or bylaws of the Company or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations applicable to the Company or its properties or assets, except in the case of clause (ii) to the extent that such violations and defaults would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its properties and assets. The Company is not in material violation, default or breach under any of its material contracts.

6.9            Tax Matters. The Company has prepared and timely filed all U.S. federal, state and local income tax returns and other material tax returns required to have been filed by it with all appropriate governmental agencies, and all such tax returns are true and correct in all material respects and have been complete in accordance with applicable Laws, and the Company has timely paid all taxes it was required to pay when due (whether or not shown thereon). There are no assessments against the Company and the Company is not subject to any audit or examination of any tax return by any taxing authority. All taxes that the Company is required to withhold or to collect for payment have been duly withheld and collected and timely paid over to the proper governmental entity or Third Party when due. There are no tax liens pending or threatened against the Company or any of its assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company and any other corporation or entity. The Company is not and has never been a “U.S. real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code of 1986 (“Code”), as amended. The Company has not ever constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Sections 355 or 361 of the Code. The Company is not, and will not become, a “personal holding company” within the meaning of Section 542 of the Code. No claim has ever been made by a governmental entity that the Company is or may be subject to taxation in a jurisdiction in which it does not file tax returns. The Company has never (A)  been a member of a group of entities that filed or was required by Law to file a consolidated, combined, unitary or similar Tax Return; (B) been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement; or (C) had any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law, and including any arrangement for group or consortium relief or similar arrangements) as a transferee or successor, by contract or agreement, by operation of Law or otherwise. The Company is and always has been properly classified as a domestic C corporation for U.S. federal income Tax purposes, and has comparable status under the laws of any other jurisdiction in which it was required to file any tax return at the time it was required to file such tax return. The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income for any Tax period or portion thereof ending after the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable, as a result of (A) any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) by reason of a change in a method of accounting, or use of an improper method of accounting for a taxable period that ends on or prior to the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable, (B) any closing agreement under Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) entered into on or prior to the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable, (C) any installment sale or open transaction disposition made on or prior to the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable, or (D) receipt of a prepaid amount or deferred revenue accrued on or prior to the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable, other than in the ordinary course of business. The Company does not have, and never has had, any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for U.S. federal income tax purposes. The Company has collected, remitted and reported to the appropriate Tax authority all sales, use, value added, excise and similar Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws. The Company has complied in all material respects with all applicable Laws relating to record retention (including to the extent necessary to claim any exemption from Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption). No shares of Company capital stock were issued in connection with the performance of services and subject to vesting for which no valid and timely election was filed pursuant to Section 83(b) of the Code. The Company has delivered or made available to Purchaser correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service office with respect to any share of Company capital stock that was initially subject to a vesting arrangement (or other “substantial risk of forfeiture” within the meaning of Section 83 of the Code) issued by the Company to any of its employees, non-employee directors, consultants or other service providers. The Company has made available to Purchaser complete and correct copies of all federal income Tax Returns and all other material Tax Returns of the Company relating to Taxes for all taxable periods ending on or after December 31, 2018.

6.10            Title to Properties. The Company has good and marketable title to all real properties and all other material properties and assets owned by them, in each case free from liens, encumbrances and defects, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and the Company holds any leased real or personal property under valid and enforceable leases with no exceptions, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.11            Employee Matters.

(a)            To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)            The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)            The Company does not have a present intention to terminate the employment of any senior employee. The employment of each employee of the Company is terminable at the will of the Company. Except as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d)            The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Company’s Board of Directors.

6.12            Employee and Contractor Agreements. Each current and former founder, employee, consultant, contractor and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the Purchaser or its counsel (the “Confidential Information Agreements”). No current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. Each current and former employee has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to the Purchaser or its counsel. The Company is not aware that any of its employees is in violation of any agreement described in this Section 6.12. No current or former founder, employee, consultant, contractor or officer of the Company has any ownership right, title, or interest in or to any Company Intellectual Property.

6.13            Corporate Documents. The Certificate of Incorporation and bylaws of the Company as of the date of this Agreement are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders.

6.14            ERISA Compliance. A “Benefit Plan” is an “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) that (i) is established or maintained by the Company or its “ERISA Affiliates” (as defined below), or (ii) provides benefits or compensation to any current or former employee with respect to their employment or services with the Company or an ERISA Affiliate pursuant to a professional employer organization (PEO) agreement (each, a “Benefit Plan”); provided that, an employee benefit plan described in (ii) above shall be considered a Benefit Plan only to the extent of the participation of the Company or an ERISA Affiliate in that Benefit Plan. Each Benefit Plan is in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Code of which the Company is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any Benefit Plan. No Benefit Plan, if such Benefit Plan were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. Notwithstanding anything in this subsection Section 6.14 to the contrary, with respect to any representation herein that applies to any “employee benefit plan” that is not established or maintained by the Company or an ERISA Affiliate, such representation shall be deemed to be made to the Company’s knowledge.

6.15            Environmental Matters. The Company is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), has not released any hazardous substances regulated by Environmental Law onto any real property that it owns or operates and has not received any written notice or claim it is liable for any off-site disposal or contamination pursuant to any Environmental Laws, which violation, release, notice, claim, or liability would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and to the Knowledge of the Company, there is no pending or threatened investigation that would reasonably be expected to lead to such a claim.

6.16            No Material Adverse Effect; No Undisclosed Liabilities. Since December 31, 2021 (i) there has been no event, occurrence or development that has had or that could reasonably be expected to have or result in a material adverse effect on the results of operations, assets, business, operations or financial condition of the Company, taken as a whole, (a “Material Adverse Effect”), (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting, and (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.

6.17            Permits. The Company possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses (collectively, “Permits”), and is operating such businesses in compliance with such Permits, except in each case where the failure to possess such Permits or failure to conduct business in compliance with such permits, would not reasonably be expected to result in a Material Adverse Effect. The Company has not received any notice of proceedings relating to the revocation or modification of any such Permit.

6.18            Intellectual Property.

(a)            Section 6.18(a) of the Disclosure Schedule contains a complete and accurate list of all Company Registered IP, including the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable registration or serial number. Each item of Company Registered IP, other than pending applications, is subsisting, and, to the Knowledge of the Company, valid and enforceable. Each item of Company Registered IP is in material compliance with all Laws and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP. The Company has complied in all material respects with all of its obligations and duties to the respective intellectual property registration offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, and all applicable Laws, with respect to all Company Registered IP.

(b)            To the Knowledge of the Company, the Company owns, or has adequate rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary for or used in connection with the operation of their respective businesses (collectively, the “Company Intellectual Property”). The Company has not received a written notice that any of the Company Intellectual Property violates, misappropriates or infringes upon the rights of any Third Party. The Company has no Knowledge of any information, facts or circumstances that would reasonably be expected to result in any challenge to, or otherwise adversely impact, in any material respect, the ownership of any Company Owned IP. No Person has any right of first refusal, option or other right to acquire any right, title or interest in or to, or has any other lien or encumbrance with respect to, any Company Owned IP.

(c)            Neither the Company nor the conduct of its business, including the design, development, manufacture, use, sale, licensing, or other provision of any products or services, nor any consultant, employee or other Person that is or was working for the Company, has infringed upon or misappropriated or otherwise violated, or is infringing upon or misappropriating or otherwise violating any intellectual property rights of any other Person.

(d)            To the Knowledge of the Company, no Person has infringed or misappropriated or otherwise violated, and no Person is currently infringing or misappropriating or otherwise violating, any Company Owned IP.

(e)            The Company has taken commercially reasonable actions to maintain and protect all of the Company Intellectual Property, including the secrecy, confidentiality, and value of its trade secrets and other material confidential information, and the Company has not disclosed any trade secrets or other material confidential Company Intellectual Property to any Third Party other than pursuant to a written confidentiality agreement under which such Third Party agrees to protect such confidential information.

6.19            Absence of Litigation. There is no action, suit, proceeding or, to the Knowledge of the Company, investigation, pending, or, to the Knowledge of the Company, threatened by any Governmental Body against the Company and in which an unfavorable outcome, ruling or finding in any said matter, or for all matters taken as a whole, would have a Material Adverse Effect. The foregoing includes, without limitation, any such action, suit, proceeding or investigation that questions this Agreement or the right of the Company to execute, deliver and perform under same.

6.20            Insurance Coverage. The Company maintains in full force and effect insurance coverage that covers its properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and its business. The Company has not received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance nor has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

6.21            Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. The Purchaser shall have any obligation with respect to any fees, or with respect to any claims made by or on behalf of other Persons for fees, in each case of the type contemplated by this Section 6.21 that may be due in connection with the transactions contemplated by the Transaction Documents.

6.22            No Bad Actors. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the 1933 Act (a “Disqualification Event”) is applicable to the Company or, to the Knowledge of the Company, any Company covered person, except (i) for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

6.23            Healthcare Regulatory Compliance. The Company (i) is and at all times has been in compliance with all statutes, rules and regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any Product manufactured or distributed by the Company, including, without limitation, the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), regulations relating to Good Clinical Practices and Good Laboratory Practices and all other local, state, federal, national, and foreign laws (collectively, the “Healthcare Laws”), except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect; (ii) possesses all material licenses, exemptions, certificates, approvals, clearances, authorizations, permits, registrations and supplements or amendments thereto required by any such Healthcare Laws (“Authorizations”) and such Authorizations are valid and in full force and effect and the Company is not in violation of any term of any such Authorizations, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect; (iii) has not received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Body or Third Party (A) alleging that any Product operation or activity is in violation of any Healthcare Laws or Authorizations or (B) has taken or is taking action to materially limit, suspend, materially modify or revoke any Authorizations, nor, to the Knowledge of the Company, is any such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action threatened; (iv) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Healthcare Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and accurate on the date filed in all material respects (or were corrected or supplemented by a subsequent submission); and (v) is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Body. Neither the Company nor, to the Knowledge of the Company, any of its employees, officers, directors, or agents, has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the Knowledge of the Company, is subject to any inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

6.24            Tests and Preclinical and Clinical Trials. To the Knowledge of the Company, the descriptions provided to Purchaser of the results of preclinical studies and clinical trials of the Products conducted by or on behalf of the Company are accurate and complete descriptions in all material respects and fairly present the data derived therefrom as of the date thereof and remain accurate and complete descriptions in all material respects and fairly present the data derived therefrom, as of the Initial Closing Date. To the Knowledge of the Company, there are no other studies or trials of the Products other than those described to the Purchaser, the results of which the Company believes are inconsistent with or reasonably call into question the results provided to Purchaser. The Company has not received any written notices, correspondence or other communications from the Regulatory Authorities or any other governmental agency requiring or threatening the termination, material modification or suspension of any preclinical studies or clinical trials of the Products, other than ordinary course communications with respect to modifications in connection with the design and implementation of such studies or trials.

7.            Representations, Warranties and Covenants of the Purchaser. The Purchaser represents and warrants to the Company as of the date hereof (and as of the Second Closing Date and each Milestone Closing Date) as follows:

7.1            Authorization. All action on the part of the Purchaser and, if applicable, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein has been taken. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. The Purchaser has all requisite power or corporate power, whichever is applicable, to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

7.2            Purchase Entirely for Own Account. The Purchaser is acquiring the Shares being purchased by it hereunder for investment, for its own account, and not for resale or with a view to distribution in violation of the Securities Act. Except as set forth in this Agreement, nothing contained herein shall be deemed a representation or warranty by the Purchaser to hold the Shares for any period of time.

7.3            Investor Status; Etc. The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring the Shares. The Purchaser’s financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and the risk of loss of its entire investment. The Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning its investment in the Shares and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

7.4            Securities Not Registered. The Purchaser understands that the Shares have not been registered under the Securities Act or the securities laws of any state, or other jurisdiction, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws, and that the Shares must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or exempt from such registration. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or its Common Stock, for resale except as set forth in the A&R Stockholders’ Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

7.5            No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

7.6            No Conflict. The execution and delivery of the Transaction Documents by the Purchaser and the consummation of the transactions contemplated therein will not conflict with or result in any violation of or default by the Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of the Purchaser, (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Purchaser or its respective properties or assets or (iii) require the consent, notice or other action by any person under any contract to which the Purchaser is a party, except in the case of clauses (ii) or (iii) where the failure to obtain any requisite consent or notice would not give rise to an event, occurrence or development that has had or that could reasonably be expected to have or result in a material adverse effect on the results of operations, assets, business, operations or financial condition of the Purchaser or its subsidiaries, taken as a whole.

7.7            Consents. All consents, approvals, orders and authorizations required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective as of the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable (except for filings pursuant to Section 16 or Regulation 13D under the Exchange Act, which shall be filed within the time periods provided for in such regulations).

7.8            Company Representations and Warranties. No representations or warranties have been made to the Purchaser by the Company or any officer, employee, agent, Affiliate, Associate or subsidiary of the Company other than the representations and warranties of the Company contained herein. In purchasing the Shares, the Purchaser specifically disclaims that it is relying on, or has relied upon, any representations or warranties that may have been made by the Company or any other Person other than those contained herein and acknowledges and agrees that the Company has specifically disclaimed any such other representation or warranty made by the Company or any other Person.

8.            Conditions Precedent.

8.1            Conditions to the Obligation of the Purchaser to Consummate the Closings. The obligation of Purchaser to consummate the Initial Closing, Second Closing or each Milestone Closing, as applicable, and to purchase and pay for the Shares pursuant to this Agreement is subject to the satisfaction of the following conditions precedent:

(a)            Representations and Warranties.

(i)            For the Initial Closing, the representations and warranties contained herein of the Company shall be true and correct (it being understood and agreed by the Purchaser that, in the case of any representation and warranty of the Company contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 8.1(a)(i)).

(ii)            For the Second Closing and each Milestone Closing, the representations and warranties of the Company contained in Sections 6.1, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.16, 6.17, 6.18, 6.19, 6.21, 6.22, 6.23, 6.24 (together, the “Milestone Representations”) shall be true and correct (it being understood and agreed by the Purchaser that, in the case of any representation and warranty of the Company contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 8.1(a)(ii)); provided that, the representations and warranties contained in Sections 6.18, 6.23 and 6.24 shall be true and correct in all respects except where the failure of such representation and warranties to be so true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect.

(b)            The Company shall have performed all obligations and conditions herein required to be performed or observed by the Company on or prior to the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable.

(c)            No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable, shall have been instituted before any court, arbitrator or Governmental Body, agency or official and shall be pending.

(d)            The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(e)            The purchase of and payment for the Shares by the Purchaser shall not be prohibited by any law or governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other person with respect to any of the transactions contemplated hereby, other than for Regulation D and state “Blue Sky” filings with respect to the sale of the Shares, shall have been duly obtained or made and shall be in full force and effect.

(f)            All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated on the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable, shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received counterpart originals, or certified or other copies of all documents, including without limitation records of corporate or other proceedings, which it may have reasonably requested in connection therewith.

(g)            Any applicable waiting period applicable to the consummation of the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other applicable anti-trust laws relating to the transactions contemplated hereby shall have expired or been terminated.

(h)            There shall have been no Material Adverse Effect with respect to the Company since the date hereof.

(i)            At the Initial Closing, the Company and each Securityholder shall have delivered to Purchaser the Security Purchase Option Agreement, executed by a duly authorized officer of the Company and each Securityholder.

(j)            The Company shall have executed and delivered:

(i)            the Company’s wire instructions;

(ii)            a copy of the Restated Certificate, certified by the Secretary of State of the State of Delaware within two (2) days of the Initial Closing Date;

(iii)            a certificate, signed by a duly elected officer of the Company, certifying as of the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable, as to the satisfaction of each of the conditions set forth in Section 8.1(a) and 8.1(b);

(iv)            a certificate evidencing the formation and good standing of the Company issued by the Secretary of State of the State of Delaware, as of a date within five (5) days of the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable;

(v)            a certificate executed by the Secretary of the Company and dated as of the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable, certifying as to (i) the resolutions adopted by the Company’s board of directors approving this Agreement, (ii) the Restated Certificate, and (iii) the Company’s bylaws, as amended, each as in effect as of the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable;

(vi)            the A&R Stockholders’ Agreement executed by a duly authorized officer of the Company.

8.2            Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the Initial Closing, Second Closing and each Milestone Closing, as applicable, and to issue and sell to the Purchaser the Shares to be purchased at the Initial Purchase is subject to the satisfaction of the following conditions precedent:

(a)            The representations and warranties contained herein of Purchaser shall be true and correct on and as of the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable, with the same force and effect as though made on and as of the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable (it being understood and agreed by the Company that, in the case of any representation and warranty of a Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 8.2(a)).

(b)           The Purchaser shall have performed all obligations and conditions herein required to be performed or observed by the Purchaser on or prior to Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable.

(c)           No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable, shall have been instituted before any court, arbitrator or Governmental Body, agency or official and shall be pending.

(d)           The sale of the Shares by the Company shall not be prohibited by any law or governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other person with respect to any of the transactions contemplated hereby, shall have been duly obtained or made and shall be in full force and effect.

(e)           All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated on the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable, shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received counterpart originals, or certified or other copies of all documents, including without limitation records of corporate or other proceedings, which it may have reasonably requested in connection therewith.

(f)           The receipt by the Company of the funds from the Initial Purchase in immediately available funds by wire transfer to an account of the Company designated in writing by the Company to such Purchaser.

9.            Legends. Each certificate representing any of the Shares shall be endorsed with the legend set forth below, and Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the Shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legend endorsed on such certificate:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

10.            Indemnification.

10.1            Indemnification of Purchaser. The Company agrees to indemnify and hold harmless the Purchaser and its Affiliates, and their respective directors, officers, trustees, members, managers, employees, and agents (each, for the purposes of this Section 10, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”), for the amount of any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) actually suffered or incurred by a Purchaser Indemnified Party arising out of or resulting from the Company’s breach of representation, warranty, covenant or agreement made by or to be performed it under the Transaction Documents.

10.2            Indemnification of the Company. The Purchaser agrees to indemnify and hold harmless the Company and its Affiliates (other than the Purchaser if the Purchaser becomes an Affiliate), and their respective stockholders, directors, officers, trustees, members, partners, managers, employees, and agents (each, for the purposes of this Section 10, a “Company Indemnified Party”), for the amount of any and all Losses actually suffered or incurred by a Company Indemnified Party arising out of or resulting from the Purchaser’s breach of representation, warranty, covenant or agreement made by or to be performed it under the Transaction Documents.

10.3            Indemnification Procedures.

(a)           In the event that any Purchaser Indemnified Party or a Company Indemnified Party, as applicable (an “Indemnified Party”), shall sustain or incur any Losses in respect of which indemnification may be sought pursuant to this Section 10, the Indemnified Party seeking indemnification shall assert a claim for indemnification by giving the Company (if the Indemnified Party is a Purchaser Indemnified Party) or the Purchaser (if the Indemnified Party is a Company Indemnified Party) (the Party receiving such notice, the “Indemnifying Party”) prompt written notice thereof (an “Indemnification Notice”), which notice shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based. For purposes of this Section 10.3, any Indemnification Notice that is sent within 15 Business Days of the date upon which the Indemnified Party actually learned of such Loss shall be deemed to have been “prompt notice”. Failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)           Upon the receipt of an Indemnification Notice, the Indemnifying Party shall have the right to undertake (at its own expense) the good faith defense, compromise or settlement of the claim on behalf of the Indemnified Party by counsel or representatives of its own choosing, if the Indemnifying Party unconditionally agrees in writing that it shall indemnify the Indemnified Party for all Losses relating to the subject claim. The Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such defense. If the Indemnifying Party elects to undertake such defense, it shall give notice of such election to the Indemnified Party within 15 Business Days of its receipt of the Indemnification Notice. Notwithstanding the foregoing, the Indemnifying Party may not assume or control the defense if the named parties to the claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both by the same counsel would be inappropriate (based on a written opinion of outside counsel to the Indemnified Party) due to actual or potential differing interests between them, in which case the Indemnified Party shall have the right to defend the action and to employ counsel reasonably approved by the Indemnifying Party. In such circumstances, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs of a single counsel associated with such defense.

(c)           The Indemnified Party shall cooperate with the Indemnifying Party in any defense undertaken by the Indemnifying Party pursuant to Section 10.3(b) and provide the Indemnifying Party with all information and assistance reasonably necessary to permit the Indemnifying Party to pursue such defense. The Indemnifying Party shall have the right in good faith to settle or compromise any such claim, if (i) at least ten Business Days prior notice of such settlement or compromise is given to the Indemnified Party, and (ii) such settlement or compromise does not require the Indemnified Party to take or refrain from taking any action (provided that, Indemnified Party shall not unreasonably withhold its consent to the terms of a mutual release with respect to such claim with the third party making such claim), contain any admission by or on behalf of the Indemnified Party, or otherwise fail to hold Indemnified Party fully harmless with respect to such claim. Notwithstanding the foregoing, in connection with any settlement or compromise of a claim negotiated by the Indemnifying Party, no Indemnified Party shall be required to (A) enter into any settlement that does not include as an unconditional term thereof the delivery to the Indemnified Party of a release from all liability in respect of such claim, or (B) enter into any settlement that attributes by its terms any non-indemnified liability to the Indemnified Party. Except as otherwise provided in the last sentence of Section 10.3(b), the Indemnified Party may retain counsel (at the Indemnified Party’s expense) to monitor or participate in such defense, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party agrees in writing to relieve the Indemnifying Party from liability with respect to the subject claim. If the Indemnified Party effects any compromise or settlement of a claim being defended by the Indemnifying Party pursuant to this Section 10.3(c) without the prior written consent of the Indemnifying Party, then the Indemnified Party by so doing forfeits any right to indemnification of Losses with respect to such claim by the Indemnifying Party under this Section 10.

(d)            If the Indemnifying Party fails, within 15 Business Days after the date of the Indemnification Notice, to give notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of the subject claim, the Indemnifying Party shall be bound by any determination made in such claim or compromise or settlement effected by the Indemnified Party and shall reimburse the Indemnified Party for all Losses incurred by the Indemnified Party in defending such claim; provided that, the Indemnified Party shall not compromise or settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. The Indemnified Party shall keep the Indemnifying Party advised on a timely basis of significant developments with respect to such defense and permit the Indemnifying Party to participate, at its own election and expense, at any time, in the defense thereof.

10.4            Limitations.

(a)            With respect to an indemnifiable Loss, neither Party’s aggregate liability to the other Party for such Loss shall not exceed the aggregate dollar amount paid by Purchaser to the Company in connection with its purchase of shares of the Company’s Common Stock.

(b)            NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY (INCLUDING WITHOUT LIMITATION DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS, OR LOST PROFITS SUFFERED BY THE OTHER PARTY), REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, OR TORT, INCLUDING WITHOUT LIMITATION NEGLIGENCE OF ANY KIND WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE PARTIES KNEW OF THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT. EACH PARTY HEREBY RELEASES THE OTHER PARTY (AND EACH INDEMNIFIED PARTY) FROM ANY SUCH CLAIM.

11.            Miscellaneous Provisions.

11.1            Survival of Warranties. Subject to the limitations and other provisions of this Agreement, the respective representations and warranties given by the Parties shall survive each of the Initial Closing, the Second Closing and the Milestone Closings for a period of one year from each such closing and each covenant and agreement contained herein shall survive until fully performed by the applicable Party. Notwithstanding the foregoing, any claims asserted in good faith (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration of the above survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

11.2            Public Statements or Releases. The initial press release with respect to the execution of this Agreement shall be a joint press release to be prepared by Purchaser and the Company (the “Initial Press Release”). Following such Initial Press Release, Purchaser shall control the form, content and timing of any other public disclosure or announcement of this Agreement or the transactions contemplated hereby; provided that, nothing in this Agreement (i) shall limit either Party’s ability to make public disclosures reasonably deemed required by such Party under applicable Law, (ii) shall prohibit the Company from sharing press releases and communications previously approved by the Purchaser, (iii) shall prohibit the Company from releasing any public communications consented to by the Purchaser (which consent shall not be unreasonably withheld), or (iv) shall prohibit the Company from releasing public communications that restate information that was in the Initial Press Release. Following the Initial Closing, the Company shall cooperate with Purchaser with respect to any filing on Current Report on Form 8-K regarding the Transaction Documents within the time period required by the Exchange Act. The parties acknowledge that this Agreement may be filed as an exhibit to the Purchaser’s SEC Filings.

11.3            Consolidated Financials. With respect to any time period for which the Purchaser (in its sole discretion) is required to use the equity method of accounting with respect to the Purchaser’s investment in or relationship with the Company (or to otherwise consolidate, reflect or incorporate the financial statements or financial results of the Company with or into the financial statements or financial results of the Purchaser), the Company will reasonably cooperate with the Purchaser to provide in an accurate, complete and timely manner such information and access to such Company personnel as may be necessary for or reasonably requested by the Purchaser to satisfy (x) the requirements of applicable law and regulation, the SEC, any other governmental authority, exchange or self regulatory organization, in each case as such requirements relate to the financial statements and financial results of the Company, and (y) the reasonable requests of the Purchaser’s auditors.

11.4            Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the sale of the Shares by the Company under this Agreement as required under Regulation D. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Shares for, sale to the Purchaser at the Initial Closing Date, the Second Closing Date, or each Milestone Closing Date, as applicable, under applicable securities or “Blue Sky” laws of the states of the United States and shall provide evidence of such actions promptly upon request of the Purchaser.

11.5            Further Assurances. Each Party agrees to, and shall cause their respective Affiliates to, cooperate fully with the other Party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other Party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement and to consummate the transactions contemplate by the Transaction Documents.

11.6            Rights Cumulative. Each and all of the various rights, powers and remedies of the Parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such Parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

11.7            Corporate Transaction. Should the Company undergo a Corporate Transaction in breach of this Agreement, Sections 4 and all other obligations to effect either Milestone Share Purchase shall terminate. In the event of an M&A Closing (as defined in the Security Purchase Option Agreement), Section 4 and all other obligations to effect either Milestone Share Purchase shall also terminate at the M&A Closing (as defined in the Security Purchase Option Agreement).

11.8            Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

11.9            Notices.

(a)            Any notices, correspondence, requests, consents, claims, demands, waivers and other communications required or permitted to be given hereunder (collectively, “correspondence”) shall be sent by postage prepaid first class mail, courier or recognized overnight mail service or delivered by hand to the Party to whom such correspondence is required or permitted to be given hereunder. The date of giving any correspondence shall be the date of its actual receipt.

(b)            All correspondence to the Company shall be addressed as follows:

Enalare Therapeutics Inc.

161 Hodge Road

Princeton, New Jersey 08540

Attention: [***]

Email: [***]

with a copy to (which copy shall not constitute notice):

Coviello Weber & Dahill LLP

707 Westchester Avenue, Suite 300

White Plains, NY 10604

Attention: Paul R. Weber, Esq.

Email: pweber@cwdlaw.com

(c)            All correspondence to the Purchaser shall be addressed as follows:

Eagle Pharmaceuticals, Inc.

50 Tice Boulevard, Suite 315

Woodcliff Lake, NJ 07677

Attention: [***]

With a copy to (which copy shall not constitute notice):

Cooley LLP

500 Boylston Street

Boston, MA 02116

Attention: Marc Recht and Miguel J. Vega

Email: mrecht@cooley.com; mvega@cooley.com

Fax No.: 617.937.2400

(d)            Any Party may change the address to which correspondence to it is to be addressed by notification as provided for herein.

11.10            Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

11.11            Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties.

11.12            Specific Performance and Equitable Remedies. Each of the Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the non-breaching counterparty shall be entitled to equitable remedies, including, but not limited to, obtaining an injunction and/or specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.13            Governing Law. This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of Delaware, without regard to any choice or conflict of laws provision or rule thereof.

11.14            Dispute Resolution. The Parties hereby (a) irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the U.S. District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the U.S. District Court for the District of Delaware, and (c) waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

11.15            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16            Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

11.17            Expenses. Each Party will bear its own costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement and the transactions contemplated hereby, whether or not the Initial Closing, the Second Closing and/or the Milestone Closings shall have occurred.

11.18            Assignment. Subject to the express terms of this Agreement, the rights and obligations of the Parties shall inure to the benefit of and shall be binding upon any authorized successors and permitted assigns of each Party in accordance with this Agreement. Purchaser may not assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the Company. Notwithstanding the foregoing, Purchaser may assign this Agreement and the rights and obligations hereunder (A) to any Affiliate of Purchaser (provided the Company receives reasonably satisfactory evidence that such Affiliate is able to meet its obligations hereunder), or (B) to a successor to all or substantially all of the assets of Purchaser (irrespective of the nature of the transaction, whether by way of stock sale, asset sale or otherwise). The Company may not assign its rights or obligations under this Agreement without the prior written consent of the Purchaser. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the other Party. Any assignment or transfer in violation of this section shall be void.

11.19            No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their authorized successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.20            Entire Agreement; Termination. This Agreement, along with any confidentiality agreement signed by the Purchaser for the benefit of the Company and/or its Affiliates and the Transaction Documents, constitutes the sole and entire agreement among the Parties respecting the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, following the Second Closing and the Purchaser’s purchase of $25,000,000 of Shares, the Purchaser may terminate this Agreement and the Transaction Documents (including the Security Purchase Option Agreement) at any time in its sole and absolute discretion with thirty (30) days’ written notice to the Company. It is understood, agreed and acknowledged that upon any such termination, Purchaser shall retain any Common Stock acquired pursuant to this Agreement prior to the effectiveness of such termination; provided that, (a) Sections 11.4, 11.7, 11.8, 11.9, 11.12, 11.13, 11.14, 11.16 and 11.18 shall survive any such termination, and (b) if this Agreement is terminated as provided in this Section 11.20, the Security Purchase Option Agreement shall also be deemed terminated as of such date without further action on the part of any Person.

11.21            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.22            Amendments and Waivers. This Agreement may be amended, modified or supplemented at any time only by written agreement signed by the Company and the Purchaser, and any failure of the Company to comply with any term or provision of this Agreement may be waived by Purchaser, and any failure of Purchaser to comply with any term or provisions of this Agreement may be waived by Company, at any time by an instrument in writing signed by or on behalf of such other Party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply; provided that, following an M&A Closing (as defined in the Security Purchase Option Agreement), this Agreement may only be amended in accordance with Section 12(b) of the Security Purchase Option Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Securities Purchase Agreement to be duly executed as of the day and year first above written.

ENALARE THERAPEUTICS INC.

By:	/s/ Herman Cukier
Name:	Herman Cukier
Title:	President & CEO

EAGLE PHARMACEUTICALS, INC.

By:	/s/ Scott Tarriff
Name:	Scott Tarriff
Title:	President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

SECURITY PURCHASE OPTION AGREEMENT

•	See attached.

A-1

EXHIBIT B

A&R STOCKHOLDERS’ AGREEMENT

•	See attached.

B-1

EXHIBIT C

RESTATED CERTIFICATE

•	See attached.

C-1

EXHIBIT D

DISCLOSURE SCHEDULES

This Disclosure Schedule is made and given pursuant to Section 6 of the Securities Purchase Agreement, dated as of August 8, 2022 (the “Agreement”), by and between Enalare Therapeutics Inc., a Delaware corporation (the “Company”), and Eagle Pharmaceuticals, Inc., a Delaware corporation (the “Purchaser”). All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement, unless otherwise provided. The Section numbers below correspond to the Section numbers of the representations and warranties in the Agreement; provided that, any information disclosed herein under any Section number shall be deemed to be disclosed and incorporated into any other Section number under the Agreement where such disclosure is readily apparent from the face of such disclosure. Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in this Disclosure Schedule (a) does not represent a determination that such item is material or establish a standard of materiality and (b) does not represent a determination that such item did not arise in the ordinary course of business. This Disclosure Schedule includes brief descriptions or summaries of certain agreements and instruments, copies of which have been made available to Purchaser via email or an online data room or other repository that is open to the Purchaser. Such descriptions do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described, true and complete copies of which have been provided to the Purchaser or its counsel.

D-1